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                                                                      EXHIBIT 12


                         RAYONIER INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                        (Unaudited, thousands of dollars)

                                                                             Year Ended December 31
                                                          -------------------------------------------------------------
                                                            1999         1998         1997         1996          1995
                                                          --------     ---------    ---------    ---------    ---------
Earnings:
Income (loss) from continuing operations                 $  68,653    $   63,635   $   87,319   $     (160)  $  142,348

Add (deduct):
     Income tax                                             29,467        26,519       33,328      (13,297)      65,711
     Minority interest                                           -             -       25,520       27,474       29,897
     Amortization of capitalized interest                    2,308         2,331        2,067        4,505        1,963
                                                          --------     ---------    ---------    ---------    ---------
                                                           100,428        92,485      148,234       18,522      239,919
                                                          --------     ---------    ---------    ---------    ---------
     Adjustments to earnings for fixed charges:
     Interest and other financial charges                   42,193        34,712       25,868       27,662       33,615
     Interest factor attributable to rentals                 1,367         1,750        1,974        2,187        1,444
                                                          --------     ---------    ---------    ---------    ---------
                                                            43,560        36,462       27,842       29,849       35,059
                                                          --------     ---------    ---------    ---------    ---------
Earnings as adjusted                                     $ 143,988    $  128,947   $  176,076   $   48,371   $  274,978
                                                          ========     =========    =========    =========    =========

Fixed charges:
     Fixed charges above                                 $  43,560    $   36,462   $   27,842   $   29,849   $   35,059
     Capitalized interest                                      314           262        5,005        2,664        1,346
                                                          --------     ---------    ---------    ---------    ---------
Total fixed charges                                      $  43,874    $   36,724   $   32,847   $   32,513   $   36,405
                                                          ========     =========    =========    =========    =========

Ratio of earnings as adjusted to
     total fixed charges                                      3.28          3.51         5.36         1.49         7.55
                                                          ========     =========    =========    =========    =========

Effective tax rate                                             30%           29%          28%        (42)%          32%
                                                          ========     =========    =========    =========    =========
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